EXHIBIT 99.1

News Release

Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Gen. Jim Jones, Former Head of U.S. and NATO Forces in Europe, Joins Boeing Board

CHICAGO, June 26, 2007 – Jim McNerney, chairman, president and CEO of The Boeing Company [NYSE: BA], today announced the election of retired Marine Corps Gen. James L. Jones, 63, to the Boeing board of directors, effective immediately.

Gen. Jones, former Supreme Allied Commander Europe, and Commander of the United States European Command, currently is President and CEO of the Institute for 21st Century Energy, an affiliate of the U.S. Chamber of Commerce in Washington, D.C. He began his association with the institute on March 1 of this year after 40 years of active duty military service.

“We are very pleased to add an individual with such outstanding leadership qualities as Gen. Jones to our board,” McNerney said in making the announcement. “With his many years of service to our country and allies around the world, he has an in-depth understanding of military and global affairs. As a result of the work he is doing for the institute, he also is knowledgeable about the energy and climate change issues that are so important to the future of all of us,” McNerney added.

Gen. Jones has a bachelor of science degree from the School of Foreign Service at Georgetown University as well as an honorary doctorate from the same university. Following graduation in 1966, he was commissioned as a second lieutenant in the Marine Corps, served in Vietnam, and was decorated for his performance in combat. He held numerous domestic and foreign assignments during his long military career, culminating in his assignments to lead all U.S. and NATO forces in Europe in January 2003.

The election of Gen. Jones brings the total number of members on the Boeing board to eleven.

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Contact: John Dern, 312-544-2002